UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2007

Stratasys, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13400	36-3658792
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7665 Commerce Way, Eden Prairie, Minnesota		55344
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (952) 937-3000

14950 Martin Drive, Eden Prairie, Minnesota, 55344
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.          Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.

          On July 25, 2007, our Board of Directors approved various amendments to our Restated Bylaws, which were adopted on October 15, 1990, before we became a public company.  In general, the amendments were adopted

•	to conform the Restated Bylaws to current provisions of the Delaware General Corporation Law (“DGCL”) and the federal securities laws, including the Sarbanes-Oxley Act of 2002;
•	to align the Restated Bylaws with our current practices with respect to corporate governance;
•

to conform with the requirements of NASDAQ Rule 4350(l) requiring us to participate in a Direct Registration System (“NASDAQ DRS”), which will permit direct or “book-entry” registration of shares of our capital stock;

•	to provide comprehensive indemnification provisions that are consistent with the provisions of the DGCL; and
•	to make certain other technical and conforming changes.

          We amended Sections 2.3, Special Meetings, and 3.8, Special Meetings; Notice, of the Restated Bylaws to delete references to Series A Preferred Stock, which is no longer outstanding and was eliminated from our capitalization by an amendment to our Certificate of Incorporation on June 14, 1996.  Those sections previously permitted holders of 25% of the outstanding shares of Series A Preferred Stock to call special meetings of our stockholders and directors.

          We amended Section 3.2, Number of Directors, of the Restated Bylaws to provide that the Board of Directors would fix the number of directors constituting our Board of Directors, but that the Board must consist of a minimum of three directors.  Section 3.2 previously provided that the minimum number of directors would be fixed by the stockholders, but would be at least one and not more than five.

          We amended Section 3.6, First Meetings, of the Restated Bylaws to provide that the first meeting of the newly elected Board of Directors would be held immediately following the annual meeting of stockholders.  Section 3.6 previously provided that the stockholders could set the time and place of the first meeting of the newly elected Board at the annual meeting of stockholders.

          We amended Section 3.16, Approval of Loans to Officers, to provide that loans to officers would be subject to restrictions in the DGCL and Sarbanes-Oxley Act and to delete a provision permitting loans to employees who are also directors, which is prohibited by the Sarbanes-Oxley Act.  Section 3.16 previously had no specific restrictions on loans to officers or directors.

          We amended Article VI, Indemnity, of the Restated Bylaws in its entirety to provide for comprehensive indemnification of officers, directors, employees and agents of Stratasys consistent with Section 145 of the DGCL.  Among other things, the amended Article VI

•

provides that we will indemnify our officers and directors to the fullest extent permitted under Delaware law in actions, suits and proceedings, regardless of whether such actions, suits or proceedings are by or in the right of the corporation;

•	establishes a procedure for determining the right to indemnification;

•

permits us to advance the costs, charges and expenses of an indemnified person, subject to such person’s agreement to repay such costs, charges and expenses if a determination is made that such person is not entitled to indemnification;

•	establishes a procedure for an indemnified person to procure indemnification;
•	provides discretion for our Board of Directors to indemnify persons other than the officers and directors; and
•	authorizes us to purchase and maintain insurance on behalf of our officers, directors, employees or agents.

Article VI previously authorized us to indemnify our officers, directors, employees and agents to the maximum extent and in the manner permitted by the DGCL, but contained no other provisions regarding indemnification or insurance.

          We deleted Section 8.1, Uncertificated Shares, of the Restated Bylaws in its entirety, because it prohibited uncertificated shares.   As a result of the deletion, we renumbered the remaining Sections of Article VIII and amended the formerly numbered Sections 8.2, Certificates, 8.4, Partly Paid Shares, 8.5, Transfer; Fractional Shares, and 8.7, Special Designation on Certificates, to provide for the issuance of uncertificated shares pursuant to the requirements of the NASDAQ DRS and to conform those sections to the DGCL with respect to uncertificated shares.

          The full text of our Amended and Restated Bylaws as of July 25, 2007, is set forth as Exhibit 3.1 to this Form 8-K and is incorporated by reference into this Item 5.03 as if fully set forth herein.  The descriptions of the amendments set forth above are qualified in all respects by reference to the Amended and Restated Bylaws.

Item 9.01.          Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Stratasys, Inc., dated July 25, 2007.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATASYS, INC.
(Registrant)

Date: July 31, 2007	By:	/s/ Robert F. Gallagher

Robert F. Gallagher
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Stratasys, Inc., dated July 25, 2007.

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